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Exhibit 4.1

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on December 5, 2003, between and among MAIN STREET INSURANCE SERVICES, INC., a Georgia corporation (the "Acquiror"), BANKS MONEYHAN INSURANCE AGENCY, INC., a Georgia corporation ("BMIA"), MONEYHAN INSURANCE AGENCY, INC., a Georgia corporation ("MIA") ("BMIA" and "MIA" sometimes individually referred to herein as the "Agency" and are collectively referred to as herein as the "Agencies"), and CHARLES N. MONEYHAN, a Georgia resident ("Moneyhan"), R. DEAN HAYES, a Georgia resident ("Hayes"), and JANETTE M. HATTEN, a Georgia resident ("Hatten") (Moneyhan, Hayes and Hatten are referred to collectively herein as the "Shareholders"). The Acquiror, the Agencies and the Shareholders are sometimes referred to collectively herein as the "Parties", and sometimes referred to individually herein as a "Party."

        WHEREAS, the Agencies are engaged in the solicitation, sale, and servicing of various types of insurance products and related services (the "Business"); and

        WHEREAS, the respective Boards of Directors of the Acquiror and the Agencies, and the Shareholders, have approved the sale by the Agencies to the Acquiror of all of the "Acquired Assets" (as that term is defined below), and the assumption by the Acquiror of the "Assumed Liabilities" (as that term is defined below), pursuant to the terms set forth below; and

        WHEREAS, the Shareholders desire to sell to the Acquiror all of the Shareholders' personal goodwill related to the Agencies and the Business.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:

ARTICLE 1. KEY DEFINITIONS

        "Acquired Assets" means all right, title and interest in and to all of the tangible and intangible assets used in the Business conducted by the Agencies, other than the "Excluded Assets" (as that term is defined below). Without limitation, the Acquired Assets include all of the following assets of the Agencies, as they exist on the Closing Date:

          (a)   "Expirations" (as that term is defined below) and goodwill;

          (b)   tangible personal property, including furniture, fixtures and equipment;

          (c)   "Intellectual Property" (as that term is defined below), including licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the Laws of all Governments;

          (d)   leases and subleases of real and personal property, including but not limited to, the "Lease" (as that term is defined below), and all of the Agencies' right, title, interest, powers, remedies, benefits, rents, options and privileges in, to and under such leases;

          (e)   agreements, contracts, indentures, mortgages, "Security Interests" (as that term is defined below), guarantees, other similar arrangements, and rights thereunder;

          (f)    prepaid expenses and other prepayments, claims, deposits, return premiums and commissions, refunds, causes of action, chooses in action, restrictive covenants, rights of recovery, rights of setoff and rights of recoupment [including any such item relating to the payment of "Taxes" (as that term is defined below)];

          (g)   "Permits" (as that term is defined below);

          (h)   telephone numbers, yellow page advertising, websites and email addresses, books, records, ledgers, files, documents, correspondence, lists, creative materials, advertising and promotional materials, operational, billing and payable information, studies, reports and other printed or written materials;

          (i)    copies of computer documentation, computer files, computer disks, computer tapes and information stored on computer media used in connection with the operation of the Business;

          (j)    accounts receivable, notes receivable and other receivables (including contingent commissions, direct bill commissions and production bonuses) (collectively, the "Receivables"); and

          (k)   cash and cash equivalents on hand and in the bank;

provided, however, that the Acquired Assets shall not include those assets of the Agencies set forth on Schedule 1 attached hereto (collectively, the "Excluded Assets").

        "Action" means any suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice.

        "Affiliates" shall have the meaning set forth for such term in Rule 12b 2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "Average Price" means $25.082 per share of Stock.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

        "Closing Date" means December 31, 2003 or such other date agreed upon by the parties.

        "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law.

        "Code" means the Internal Revenue Code of 1986, as amended and as now or hereafter in effect.

        "Earn-Out Period" means the 5-year period commencing on the January 1 immediately following the Closing Date.

        "EBITDA" means net earnings (as determined on a modified cash basis), plus interest expense, income tax expense, depreciation expense, amortization expense, and any other non-cash charges deducted in calculating net earnings.

        "Employee Benefit Plan" means any (i) non-qualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (iv) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus or incentive plan or program.

        "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

        "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

        "Environmental, Health and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, each as amended and as now or hereafter in effect.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each entity which is treated as a single employer with the Agencies for purposes of Code Section 414.

        "Expirations" means (i) all records of the Agencies consisting of (a) any insurance expiration lists and/or customer lists, (b) copies of insurance policies issued through the Agencies to customers, and (c) any other records containing the dates of the insurance policies issued through the Agencies, the names of the customers, the dates of the policies' expirations, the amounts of insurance, the amounts of the premiums, the properties covered, and the terms of all such insurance; (ii) all agreements and contracts (including implied or quantum meruit contractual rights) with the Agencies' customers and other rights of the Agencies to provide its services to its customers in connection with the operation of its Business, and all rights to and in connection with any activities commonly associated with such customer agreements and contract rights with customers; and (iii) all files, correspondence, records and related proprietary information and material and other Intellectual Property which is necessary, helpful or related to the providing of such services described above.

        "Fiduciary" has the meaning set forth in Section 3(21) of ERISA.

        "Governments" means any and all federal, state, local and foreign governments (and all agencies and instrumentalities thereof).

        "Hazardous Materials" means any substance that has been designated by any Government whose requirements are applicable to the Agencies to be radioactive, toxic, hazardous, or to otherwise pose potential danger to health or the environment, including, but not limited to, volatile organic compounds and all substances listed pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation Recovery Act, the federal Clean Air Act, the federal Water Pollution Control Act, the Toxic Substance Control Act and the Occupational Safety and Health Act, as such acts are amended, and the regulations and publications promulgated pursuant to said acts, and "extremely hazardous substances" (as said term is defined in Section 302 of the Emergency Planning and Community Right to Know Act of 1986, as amended).

        "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all "trade secrets" (as that term is defined in Section 10-1-761of the Official Code of Georgia Annotated) and confidential business information (including ideas, research and development, know how, formulas, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including data and related documentation), (vi) all other proprietary rights, and (vii) all copies and tangible embodiments of the items described in (i)—(vi) above (in whatever form or medium).

        "Knowledge" means actual knowledge after reasonable investigation, and includes constructive knowledge.

        "Laws" means all laws (including constitutions, statutes, codes, regulations, rules, Permits, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any and all Governments.

        "Lease" means that certain real property lease by and between HMH Partnership, as the landlord, and the Agencies, as the tenant, dated April 1, 2001, related to the property located at 3205 Salem Road, Conyers, Georgia 30013.

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

        "Losses" means any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, Actions, causes of action, suits, losses, diminution in the value of any of the Acquired Assets, compensatory, punitive, exemplary or consequential damages (including, without limitation, lost income and profits and interruptions of business), Liabilities, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and expenses), whether accrued, absolute, contingent, known, unknown or otherwise.

        "Material Adverse Effect" means a material adverse effect on the business, operations, affairs, prospects or condition (financial or otherwise) of the Agencies or on its properties or assets taken as a whole. As used herein, Material Adverse Effect shall mean a negative impact on the Agencies or on its properties or assets equal to or greater than $10,000.00.

        "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permits" means all franchises, certificates, licenses, permits, clearances, consents and other authorizations from Governments that are necessary for (i) the continued ownership, maintenance and operation of the Business, as currently being operated and conducted, (ii) the continued operation, use and ownership of the Acquired Assets, as currently being operated and used, and (iii) the servicing of the Expirations, as currently being serviced.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government.

        "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

        "Purchase Agreements" mean, collectively, this Agreement and all of the other agreements and documents to be entered into and signed in connection herewith.

        "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

        "Sale" means (a) a merger, combination, consolidation or similar business transaction involving the Acquiror, in which the surviving entity is not the Acquiror or a shareholder or an Affiliate thereof, and in which none of the then current shareholders or Affiliates of the Acquiror, individually or as a group, are the holders of any of the issued and outstanding securities of the surviving entity; (2) the sale by the Acquiror of substantially all of its assets to an acquiring entity which is not a shareholder or an Affiliate of the Acquiror and in which none of the then current shareholders or Affiliates of the Acquiror, individually or as a group, are the holders of any of the issued and outstanding securities of the acquiring entity; or (3) the sale by all of the then current shareholders of the Acquiror of all of the issued and outstanding capital stock of the Acquiror to an acquiring entity which is not a shareholder or an Affiliate of Acquiror and in which none of the then current shareholders or Affiliates of the Acquiror, individually or as a group, are the holders of any of the issued and outstanding securities of the acquiring entity.

        "Securities Act" means the Securities Act of 1933, as amended and as now or hereafter in effect.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (i) mechanic's, materialmen's and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Stock" means the no par value common stock of the Acquiror's parent corporation, Main Street Banks, Inc.

        "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Tangible Net Worth" means the total assets of the applicable organization, less (1) the total liabilities of such organization, (2) the intangible assets of the organization, and (3) any unbooked liabilities of the organization (including without limitation, in the case of the Agencies, any contingent liability to Ken Andrews for the purchase of a book of business from him), calculated on a modified cash basis. In calculating Tangible Net Worth of the Agencies as of the Closing Date, the Parties shall exclude from total assets any accounts receivable which are not collected within ninety (90) days after the Closing Date.

        "Tax" means any federal, state, local or foreign income, gross receipts, surplus lines, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE 2. BASIC TRANSACTION

        2.1    Purchase and Sale of the Acquired Assets and the Shareholders' Personal Goodwill.    On and subject to the terms and conditions of this Agreement, at the Closing (a) the Acquiror shall purchase from the Agencies, and the Agencies shall sell, assign, transfer, convey and deliver to the Acquiror, all of the Acquired Assets, for the consideration specified below in this Article 2, free and clear of any and all Security Interests, other than the Assumed Liabilities; and (b) the Acquiror shall purchase from the Shareholders, and the Shareholders shall sell, assign, transfer, convey and deliver to the Acquiror, all of the Shareholders' personal goodwill related to the Agencies and the Business, for the consideration specified below in this Article 2, free and clear of any and all Security Interests.

        2.2    Assumption of the Assumed Liabilities.    On and subject to the terms and conditions of this Agreement, at the Closing the Acquiror shall assume and become responsible for all of those liabilities of the Agencies set forth on Schedule 2 attached hereto (collectively, the "Assumed Liabilities"). Except for the Assumed Liabilities, nothing in this Agreement, or any other document, contract or agreement entered into in connection herewith shall in any way obligate the Acquiror for any Liabilities, obligations or charges of the Agencies or of the Shareholders, including, but without limitation, any Liabilities attributable to Environmental, Health and Safety Requirements, Liabilities attributable to the Agencies Employee Benefit Plans, or Liabilities or charges for the Agencies' Taxes, including but not limited to the Taxes or recording fees arising out of the sale or transfer of the Acquired Assets. It is specifically understood and agreed to by the Parties that the Acquiror is not hereby assuming, and does not assume, any Liabilities, obligations or charges of the Agencies or of the Shareholders, except for the Assumed Liabilities. All Liabilities other than the Assumed Liabilities shall remain exclusively those of the Agencies and the Shareholders, as applicable.

        2.3    Purchase Price.

        (a)   In consideration for the sale and transfer of the Acquired Assets by the Agencies and the personal goodwill by the Shareholders to the Acquiror, on and subject to the terms and conditions of this Agreement, the Acquiror shall convey (i) to BMIA shares of Stock having a cumulative Average Price equal to Five Million, One Hundred Forty-Eight Thousand, Nine Hundred Sixty and 00/100 Dollars ($5,148,960.00) and to MIA shares of Stock having a cumulative Average Price equal to One Million, Six Hundred Fifty-One Thousand Forty and 00/100 Dollars ($1,651,040.00)for a total of Six Million Eight Hundred Thousand and 00/100 Dollars ($6,800,000.00) (the "Base Purchase Price"), plus (ii) to designated Shareholders a potential cash earn-out of up to an additional One Million Two Hundred Thousand and 00/100 Dollars ($1,200,000.00)the ("Earn-Out") (the Base Purchase Price and the Earn-Out are collectively referred to as the "Purchase Price").

        (b)   The Base Purchase Price shall be paid as follows: (i) at the Closing the Acquiror shall issue to BMIA Stock having a cumulative Average Price equal to Four Million, Seven Hundred Seventy

Thousand, Three Hundred Sixty and 00/100 Dollars ($4,770,360) and to MIA Stock having a cumulative Average Price equal to One Million, Five Hundred Twenty Nine Thousand six Hundred Forty and 00/100 Dollars ($1,529,640) for a total of Six Million Three Hundred Thousand and 00/100 Dollars ($6,300,000.00) (the "Initial Payment"); and (ii) the balance of the Base Purchase Price (the "Escrow Shares") shall be paid pursuant to Section 2.4 below.

        (c)   The Earn-Out portion of the Purchase Price shall be calculated and paid pursuant to Article 3 below.

        (d)   At the Closing, the Stock will be in unregistered form, provided, however, Main Street Banks, Inc., will, at its expense, register the Stock by initiating a Form S-3 registration process within two (2) business days after the Closing and will diligently pursue that registration process to its conclusion in as prompt a manner as possible.

        (e)   In addition to the Purchase Price, and subject to insurance carrier determinations of "insurability," the Acquiror will obtain, at its expense, health insurance for Moneyhan and his immediate family (as that term is defined by the provider of the health insurance), the scope and limits of such coverage to be substantially the same as that which Acquiror currently offers its retired employees, for a period of five (5) years after the Closing Date. The Acquiror will also arrange for Moneyhan, at his option and expense, to continue such health insurance coverage for up to an additional two (2) years after completion of such five (5) year period.

        2.4    Post-Closing Adjustments to Purchase Price.

        (a)   The Purchase Price has been agreed to by the Parties hereto based upon the representations by the Agencies and the Shareholders that the Tangible Net Worth of the Agencies as of the Closing Date (calculated in the same manner that the Tangible Net Worth was calculated in preparing the August 31, 2003 balance sheet of the Agencies) was at least negative Four Hundred Ninety-Four Thousand One Hundred Sixty-Four and 00/100 Dollars (-$494,164.00) (the "Minimum Tangible Net Worth").

        (b)   As promptly as practicable, but not later than ninety (90) days after the Closing Date, the Acquiror will cause to be prepared and delivered to the Agencies and the Shareholders combined balance sheets for the Agencies as of the Closing Date (collectively the "Closing Balance Sheet"), and a certificate based on such Closing Balance Sheet setting forth the Acquiror's calculation of the Tangible Net Worth of the Agencies. The Closing Balance Sheet shall fairly present the consolidated financial position of the Agencies at the close of business on the Closing Date, prepared on a modified cash basis in accordance with general industry standards, applied on basis consistent with those used in the preparation of the Most Recent Financial Statements (as defined below). The Closing Balance Sheet shall not include any premiums or other amounts payable or to be payable to the Agencies for insurance policies having an effective date after the Closing Date. The Closing Balance Sheet shall be deemed final upon the earliest of (i) the date on which Acquiror and the Shareholders jointly agree that such documents are final, (ii) the tenth (10th) day after delivery of such documents pursuant to this Section 2.4(b), if the Shareholders have not delivered a notice to Acquiror expressing disagreement with such calculations and setting forth their calculations of such amount(s), or (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved in accordance with Section 2.4(c). If the Shareholders deliver a notice of disagreement pursuant to this Section 2.4(b), such notice shall specify those items or amounts as to which they disagree, and they shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Tangible Net Worth delivered pursuant to Section 2.4(b) (except to the extent resolution of the items or amounts to which the Shareholders or Acquiror express disagreement requires conforming changes to other items and amounts contained in the Closing Balance Sheet or the calculation of the Tangible Net Worth).

        (c)   If the Shareholders shall deliver a notice of disagreement pursuant to Section 2.4(b), the Shareholders and Acquiror shall, during the thirty (30) days following such delivery (the "Discussion Period"), use their reasonable efforts to reach agreement on the disputed items or amounts (the

"Disputed Amounts"). If at the conclusion of the Discussion Period the Shareholders and Acquiror are unable to reach such agreement, they shall promptly thereafter submit such matter to an independent accountant agreed upon by the parties for determination. In making such determination, such independent accountant shall act as an expert and not an arbitrator and shall consider only the disputed amounts, solely in accordance with the terms of this Agreement. Such independent accountant shall deliver to the Shareholders and Acquiror, as promptly as practicable, a report setting forth such determination. Such report shall be final and binding upon the Shareholders and Acquiror. The cost of such review and report shall be borne by the non-prevailing party as determined by such independent accountant. In the event that agreement is not reached as to an independent accountant within thirty (30) days after the expiration of the Discussion Period, the determination as to the Disputed Amounts shall be made, and shall be binding on all parties, by the majority vote of a board of three (3) accountants, the Acquiror appointing one (1) accountant, the Shareholders appointing one (1) accountant, and the two (2) appointed accountants appointing the third (3rd) accountant. If the two (2) appointed accountants fail to appoint the third (3rd) accountant within twenty (20) days of their appointment, the appointment of the third (3rd) accountant shall be made by the American Arbitration Association in accordance with its rules then obtaining. The Acquiror and the Shareholders shall each be responsible for the fees and costs charged by the accountant selected by them and for one-half (1/2) of the fees and costs of the third accountant. After all three accountants have been appointed, they shall have no more than sixty (60) days to make a determination regarding the Disputed Amounts.

        (d)   The Shareholders and Acquiror agree that they will, and will cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Tangible Net Worth (including the identification of any possible disputed amounts) and in the conduct of the reviews referred to in this Section 2.4, including, without limitation, making available, to the extent necessary, relevant books, records, working papers, analyses and schedules, and permitting representatives of the parties to consult with the respective employees, auditors, actuaries, attorneys and agents of the Agencies and Acquiror.

        (e)   If Tangible Net Worth is less than the Minimum Tangible Net Worth, the Acquiror shall remove from the Escrow Shares Stock having a cumulative Average Price equal to the amount of the shortfall and promptly remit the balance of the Escrow Shares to the Agencies in the same pro rata amounts as the Initial Payment. If the shortfall is greater than the cumulative Average Price of all of the Escrow Shares, the Acquiror shall retain all of the Escrow Shares and the Agencies shall keep the Initial Payment.

        2.5    Fractional.    Notwithstanding any other provision of this Agreement, if the Agencies would otherwise have been entitled to receive a fraction of a share of Stock in lieu thereof, the Agencies shall receive cash (without interest) in an amount equal to such fractional part of a share of Stock. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

        2.6    The Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") is to take place at the offices of Main Street Bank, 1109 Floyd Street, Covington, Georgia 30014, commencing at 10:00 a.m.. local time on January 9, 2004. Notwithstanding any provision of this Agreement or any of the other Purchase Agreements to the contrary, (a) all representations and warranties of the Parties set forth in this Agreement shall be deemed to have been made at 10:00 a.m. local time on the Closing Date, and (b), except as provided in (a) above, the Closing shall be deemed to have occurred and to be effective for all business, accounting, financial, tax, legal and other purposes as of 12:01 a.m. on the day after the Closing Date.

        2.7    Allocation of Purchase Price.    The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial, accounting, and tax purposes) and Shareholders personal goodwill in accordance with the allocation schedule attached hereto as Schedule 4.

ARTICLE 3. EARN-OUT PROVISIONS

        3.1    Potential Earn-Out Amount.    As described in Article 2 above, during the Earn-Out Period, and subject to the terms of the Employment Agreements as contemplated in Section 8.8 below, Hatten, Hayes, and such other individuals designated by them shall be entitled to receive the Earn-Out in accordance with the terms set forth below.

        3.2    Annual Participants.    In absence of any agreement by Hayes and Hatten to the contrary, Hayes shall be entitled to receive two-thirds (2/3) of all Earn-Out payments and Hatten shall be entitled to receive one-third (1/3) of all such payments. On or before the first day of each calendar year of the Earn-Out Period, Hatten and Hayes shall designate to the Acquiror in writing those persons in addition to themselves, if any, who will be eligible to receive a portion of the Earn-Out payment for the upcoming year and the percentage of the total payment each person is to receive. In the absence of any agreement by Hayes and Hatten to the contrary, any payments made to other persons shall be made pro rata out of their respective shares of the Earn- Out payment for the year in question. In the event any of the participants (other than Hatten or Hayes) shall leave Acquiror's employ during such year, Hatten and Hayes shall be entitled to reapportion the payment allocation for such year, in such manner as they may see fit (subject to any agreements in place with the departing participant).

        3.3    Target Annual Payment.    Each year during the Earn-Out Period, the target annual payment (the "Target Annual Payment") will be equal to (1) the percentage of the Earn-Out Period which will be complete as of the last day of such calendar year (i.e,, in year 1 - 20%, year 2 - 40%), times (2) One Million Two Hundred Thousand Dollars ($1,200,000), less (3) the total Earn-Out payments which have been previously made. This formula is designed such that, in the event the participants fail to receive the full Target Payment for a given year during the Earn-Out Period (other than the last year), they can recoup that unreceived amount in the event they fully satisfy either of the above performance criteria in a subsequent year of the Earn-Out Period.

        3.4    Annual Payment Calculation.    In the event either of the two performance criteria described in Section 3.5 below are met, the participants will be entitled to receive the full Target Annual Payment for such year.    In the event neither of the performance criteria are met, the Acquiror shall determine under which criteria the participants would receive the largest payment, and that is the amount that will be paid to the participants. In the event of a Change of Control (as defined in the Employment Agreements referenced in Section 8.6 below), the participants will be entitled to cumulative, annual minimum Earn-Out payments equal to (1) in the year of the Change of Control, $240,000 times the percentage of the calendar year remaining after the Change of Control (i.e, if the Change of Control occurs on February 1, the participants will receive a minimum Earn-Out payment of $240,000 × (365-31)/365 =$219,616.84); and (2) in the remaining years of the Earn-Out Period, $240,000. Payment of any sums due to the participants will be made within sixty (60) days after the end of the calendar year for which such sums are owed to the participants.

        3.5    Earn-Out Performance Criteria.

        (a)   Acquired Asset Test.    The participants will be entitled to receive the full Target Annual Payment if the cumulative gross revenues received by the Acquiror that are properly allocable to the Acquired Assets to date during the Earn-Out Period meet or exceed the amount specified in Schedule 5. If the total revenues received are less than such amount, the Earn-Out payment will be determined by subtracting from the Target Annual Payment the product of (1) 2.56 times (2) the amount of the shortfall. Acquiror shall assign a separate code, use a separate accounting system, or utilize some other method to properly identify and segregate the Acquired Assets and to properly identify revenues generated by those assets.

        (b)   Total Operations Test.    The participants will be entitled to receive the full Target Annual Payment if the cumulative EBITDA for all of the Acquiror's insurance-related business activities (including the Acquired Assets) for the Earn-Out Period to-date meets or exceeds the applicable Target EBITDA specified in Schedule 6. If such activities show a cumulative EBITDA for the Earn-Out Period to-date of less than the applicable minimum EBITDA specified in Schedule 6, the participants will not be entitled to an Earn-Out payment for such year. In the event such activities show a cumulative EBITDA for the Earn-Out Period to-date between the Minimum EBITDA and the Target EBITDA, the Earn-Out payment will be calculated by multiplying the Target Annual Payment times the applicable percentage specified in Schedule 6.

        3.6    Inclusion in Purchase Price.    As prescribed in Article 2 above, the parties agree that, to the extent allowed by law, any Earn-Out payments received by Hatten or Hayes will be deemed to be part of the Purchase Price.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES
OF THE AGENCIES AND THE SHAREHOLDERS

        The Agencies and the Shareholders jointly and severally represent and warrant to the Acquiror that the statements contained in this Article 4 are correct and complete as of the date hereof and as of the Closing, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article 4.

        4.1    Organization of the Agencies.    Each Agency is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Each Agency conducts business in the other states set forth in Section 4.1 of the Disclosure Schedule and is properly qualified to do so under the laws of each such other state. Neither Agency conducts business in any other state, and its failure to be qualified to do business in any other state will not have a Material Adverse Effect.

        4.2    Authorizations.    Each Agency has full power and authority (including full corporate power and authority) to execute and deliver the Purchase Agreement and each of the agreements related thereto to which the Agencies are a party, and to perform their obligations thereunder. Without limiting the generality of the foregoing, the Board of Directors of each Agency has duly authorized the execution, delivery and performance of the Purchase Agreement, and each of the agreements related thereto, to which the Agencies are a party, by such Agency. Each Shareholder has full power and authority to execute and deliver the Purchase Agreement and each of the agreements related thereto to which the Shareholder is a party, and to perform such Shareholder's obligations thereunder. The Purchase Agreement, and each of the agreements related thereto, constitutes the valid and legally binding obligation of the Agencies and the Shareholders, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by the exercise of judicial discretion in accordance with general equitable principles.

        4.3    Noncontravention.    Neither the execution and the delivery of the Purchase Agreement by the Agencies and the Shareholders, nor the consummation by the Agencies and the Shareholders of the transactions contemplated thereby, will (i) violate any Law, rule, injunction, judgment, order, decree, stipulation, ruling, charge or other restriction of any Government or court to which the Agencies or the Shareholders are subject, or any provision of the charter or bylaws of the Agencies, or (ii) except as set forth in Section 4.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, Permit, instrument or other arrangement to which the Agencies or the Shareholders are a party, or by which the Agencies or the Shareholders are bound or to which the Acquired Assets or any other assets of the Agencies or the Shareholders are subject (or result in the imposition of any Security Interest upon the Acquired Assets or any other assets of the Agencies or the Shareholders). Except as otherwise described in this Agreement, and except as set forth in Section 4.3 of the Disclosure Schedule, the Agencies do not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Government in order for the Parties to consummate the transactions contemplated by this Agreement.

        4.4    Title to the Stock.    The Shareholders own good and marketable record title to, and all beneficial interest in, all of the shares of issued and outstanding capital stock of the Agencies, free and clear of all Security Interests. No other Person has any option, warrant or other right to acquire any shares of the capital stock of the Agencies, or any securities convertible into any such shares.

        4.5    Title to the Assets.    The Agencies have good and marketable title to, or a valid leasehold interest in, the Acquired Assets and all of the other properties and assets used by them, located on its premises, or shown on the October 31, 2003, balance sheet contained within the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all Security Interests, other than those set forth on the Most Recent Balance Sheet and Section 4.5 of the Disclosure Schedule. The Acquired Assets constitute all of the assets necessary to conduct the Business as conducted by the Agencies.

        4.6    Subsidiaries.    The Agencies have no Subsidiaries.

        4.7    Financial Statements; Net Commissions and Fees; Tangible Net Worth.    Attached hereto as Exhibit B are the following financial statements (collectively, the "Financial Statements"): (i) audited financial statements, including a balance sheet, income statement and a statement of cash flows as of and for the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 for the Agencies; and (ii) unaudited financial statements, including a balance sheet, an income statement and a statement of cash flows (the "Most Recent Financial Statements") as of and for the eleven (11) month period ended November 30, 2003 (the "Most Recent Fiscal Month End") for the Agencies. The Financial Statements (including the notes thereto) were prepared on a modified cash basis applied on a consistent basis throughout the periods covered thereby (and the Agencies and the Shareholders are not aware of any material modifications that should be made to those statements in order for them to be correct and complete in all material respects, and are consistent with the books and records of the Agencies (which books and records are correct and complete in all material respects). The Financial Statements and Most Recent Financial Statements do not include any premiums or other amounts payable or to be payable to Agencies for insurance policies having an effective date after the date of such statements. No material portion of the revenues reflected on the Financial Statements are owned or controlled by an insurance agent or broker other than the Agencies.

        4.8    Events Subsequent to the Most Recent Fiscal Month End.    Since the Most Recent Fiscal Month End, there has not been any adverse change in the Business, financial condition, operations, results of operations or future prospects of the Agencies. Without limiting the generality of the foregoing, since that date: (i) neither Agency has sold, leased, transferred, pledged or assigned any of their assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business; (ii) neither Agency has entered into (or issued), accelerated, terminated, modified or canceled any agreement, contract, lease, note, bond, debt security or license either involving more than $5,000 or outside the Ordinary Course of Business; (iii) neither Agency has made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business; (iv) neither Agency has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business; (v) neither Agency has canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business; (vi) neither Agency has issued, sold, disposed of or granted any options, warrants or other rights to purchase any of its capital stock, or declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind), or redeemed, purchased or otherwise acquired any of its capital stock; (vii) neither Agency has experienced any damage, destruction or loss (whether or not covered by insurance) to its assets; (viii) neither Agency has suffered the discontinuance or threatened discontinuance of any Business relationships with any insurance carriers or other suppliers of the Agencies, or, other than in the Ordinary Course of Business, with any policyholders or other customers of the Agencies; (ix) neither Agency has made any loan to, or entered into any other transaction with, any of their directors, officers or employees outside the Ordinary Course of Business; (x) neither Agency has (1) entered into any employment or consulting contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement; (2) granted any increase in the base compensation of any of its directors, officers or employees (or made any other change in employment terms for such persons) outside the Ordinary Course of Business; or (3) adopted, amended, modified or terminated any Employee Benefit Plan; (xi) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving either Agency; and (xii) neither Agency has committed to any of the foregoing described in (i)—(xi) above.

        4.9    Undisclosed Liabilities.    Except as set forth on Section 4.9 of the Disclosure Schedule, neither Agency has any Liability (and there is no Basis for any present or future Action against the Agencies giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort or infringement or violation of law), and (iii) Liabilities consisting of legal and accounting fees and expenses incurred in connection with the consummation of this transaction.

        4.10    Legal Compliance.    Each of the Agencies, their predecessors and Affiliates have complied with all applicable Laws, except where the failure to so comply would not have a Material Adverse Effect; and no Action has been filed or commenced against any of them alleging any failure so to comply. The Shareholders and the directors, officers and management employees of the Agencies have no Knowledge of any Basis which could result in (i) any failure by the Acquiror (based upon its acquisition of the Acquired Assets) or its Affiliates to comply after the Closing with any and all applicable Laws of any Governments, or (ii) any Action being filed or commenced after the Closing against the Acquiror or any of its Affiliates alleging any failure to so comply.

        4.11    Tax Matters.    Each Agency has filed all Tax Returns it has been required to file. Except as set forth in Section 4.11 of the Disclosure Schedule, all such Tax Returns were correct and complete in all material respects. Except as set forth in Section 4.11 of the Disclosure Schedule, all Taxes owed by the Agencies (whether or not shown on any Tax Return) have been paid. The Agencies are not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Government in a jurisdiction where the Agencies do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. The Agencies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholders or other third party. The Shareholders and the directors and officers (and employees responsible for Tax matters) of the Agencies do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed, except as set forth on Section 4.11 of the Disclosure Schedule. Except as set forth in Section 4.11 of the Disclosure Schedule, there is no dispute or claim concerning any Tax Liability of the Agencies either (i) claimed or raised by any Government or (ii) as to which the Shareholders or any of the directors or officers (or employees responsible for Tax matters) of the Agencies have Knowledge based upon personal contact with any agent of such Government. Section 4.11 of the Disclosure Schedule lists all income Tax Returns filed with respect to the Agencies for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Agencies have delivered to the Acquiror correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Agencies since December 31, 1999. The unpaid Taxes of the Agencies (1) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet, and (2) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Agencies in filing its Tax Returns, except as set forth on Section 4.11 of the Disclosure Schedule. The Agencies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Agencies have not made any payments of the type described in Section 280G of the Code.

        4.12    Real Property.    Neither Agency owns any real property. Section 4.12 of the Disclosure Schedule lists and describes briefly the Lease and all other real property leased or subleased to, or otherwise used by each of the Agencies. The Agencies have delivered to the Acquiror correct and complete copies of the Lease and all other leases and subleases (as amended to date) required to be listed in Section 4.12 of the Disclosure Schedule. With respect to the Lease and each such other lease and sublease, except as described to the contrary in Section 4.12 of the Disclosure Schedule: (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party to the lease or sublease is in breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereof or permit termination, modification or acceleration thereunder; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease, and no party to the lease or sublease has repudiated any provision thereof; (v) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying lease; (vi) neither Agency has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; (vii) to the Knowledge of the Agencies and the Shareholders, all facilities leased or subleased thereunder have received all approvals of all applicable Governments (including Permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable Laws; (viii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; (ix) to the Knowledge of the Agencies and the Shareholders, no Hazardous Material has been present in, on or under such real property at any time prior to the Closing Date, including any land and the improvements, ground water and surface water thereof, except in accordance with applicable Laws; and (x) to the Knowledge of the Agencies and the Shareholders, there are and have been no storage tanks located on or under such property. With respect to each such property used by but not leased to or subleased to, the Agencies, Section 4.12 of the Disclosure Schedule states the nature and terms of the relationship pursuant to which such property is used.

        4.13    Intellectual Property.

        (a)   The Agencies own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operation of the Business as presently conducted. Except as set forth in Section 4.13 of the Disclosure Schedule, each item of Intellectual Property owned or used by the Agencies immediately prior to the Closing hereunder is freely assignable to the Acquiror, and will be owned or available for use by the Acquiror on identical terms and conditions immediately subsequent to the Closing hereunder.

        (b)   The Agencies have not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Shareholders nor the Agencies have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Agencies must license or refrain from using any Intellectual Property rights of any third party). Furthermore, except as set forth in Section 4.13 of the Disclosure Schedule, neither the Agencies nor the Acquiror will interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the Acquiror's continued operation of the Business as presently conducted. To the Knowledge of the Agencies and the Shareholders, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Agencies.

        4.14    Tangible Assets and Receivables.    The Agencies own, hold or lease all buildings, vehicles, equipment, other tangible assets, Permits and agreements necessary for the conduct of the Business as presently conducted. Each such tangible asset is free from defects (the existence of which would have a Material Adverse Effect), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently (and presently proposed to be) used. There are no defects in the assets of the Agencies which affect the plumbing, electrical, sewer, heating, ventilation or air conditioning systems thereof, and which are likely to have a Material Adverse Effect. All Receivables are reflected properly on their books and records, are valid receivables subject to no known setoffs or counterclaims, are current and are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts (if any) set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Agencies.

        4.15    Contracts.    Section 4.15 of the Disclosure Schedule lists (and, as to oral contracts, describes) all material oral and written contracts and other agreements to which the Agencies are a party. For purposes of this Section 4.15, a contract or agreement is deemed to be "material" only if it belongs to any of the following categories:

          (a)   any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

          (b)   any agreement (or group of related agreements) for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $5,000;

          (c)   any agreement (or group of related agreements) under which the Agencies have created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which the Agencies have imposed a Security Interest on any of its assets, tangible or intangible;

          (d)   any agreement concerning confidentiality or noncompetition;

          (e)   any agreement with the Shareholders and/or the Shareholders' Affiliates;

          (f)    any profit sharing, stock option, stock purchase, stock appreciation rights, deferred compensation, severance or other Employee Benefit Plan;

          (g)   any agreement for the employment of any individual on a full time, part time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

          (h)   any agreement under which the Agencies have advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

          (i)    any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

          (j)    any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

        The Agencies have delivered to the Acquiror a correct and complete copy of each written contract and other agreement (as amended to date) required to be listed in Section 4.15 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, [except for the agreements between the Agencies and the insurance companies whose products they sell, consent to the assignment of which to Acquiror has not been obtained by Agencies]; (iii) no party thereto is in breach or default thereof, and no event has occurred which with notice or lapse of time would constitute a breach or default thereof, or permit termination, modification or acceleration thereunder; and (iv) no party thereto has repudiated any provision of the agreement or threatened to terminate such agreement.

        4.16    Powers of Attorney.    There are no outstanding powers of attorney executed by or on behalf of the Agencies.

        4.17    Insurance.    Section 4.17 of the Disclosure Schedule lists each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which the Agencies are a party, a named insured or otherwise the beneficiary of coverage, and includes the first page of the declaration evidencing each such policy. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on substantially similar terms following the consummation of the transactions contemplated hereby; (iii) neither the Agencies nor, to the Knowledge of the Agencies and the Shareholders, any other party to the policy is in breach or default thereof (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Agencies and the Shareholders, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default thereof, or would permit termination, modification or acceleration under the policy; and (iv) no party to the policy has repudiated any provision thereof or threatened to terminate such policy. The Agencies have been covered during the past five (5) years by insurance in scope and amount customary and reasonable in the opinion of the Agencies and the Shareholders for the Business and the other businesses in which they have engaged during the aforementioned period. Section 4.17 of the Disclosure Schedule describes any self insurance arrangements affecting the Agencies, as well as any pending claims with respect to insurance coverage owned by the Agencies, including amounts held in reserve by the Agencies in connection with any such claim.

        4.18    Litigation.    Section 4.18 of the Disclosure Schedule sets forth each instance in which either of the Agencies (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party, or are threatened to be made a party, to any Action of, in or before any court, arbitrator or Government. None of such Actions could result in any adverse change in the Business, financial condition, operations, results of operations or future prospects of the Agencies. The Shareholders and the directors and officers (and employees with responsibility for litigation matters) of the Agencies have no reason to believe that any such Action may be brought or threatened against either Agency in the future.

        4.19    Employees and Independent Contractors.    Section 4.19 of the Disclosure Schedule contains a complete list of all employees and independent contractors of the Agencies engaged in the conduct of the Business, and for each employee or independent contractor required to be listed on Section 4.19 of the Disclosure Schedule, his or her address, social security number, current annual base salary or hourly rate and years of employment or engagement with the identified Agency. To the Knowledge of the Agencies and the Shareholders, no executive, key employee, group of employees, key independent contractor or group of independent contractors has any plans to terminate employment or engagement with the Agencies (or with the Acquiror if the Acquiror employs or engages such Person). The Agencies are not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Agencies have not committed any unfair labor practice or taken any action which would give rise to a claim under any Law restricting discrimination in employment. The Shareholders and the directors and officers (and employees with responsibility for employment matters) of the Agencies have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Agencies.

        4.20    Employee Benefits.

        (a)   Section 4.20 of the Disclosure Schedule lists each Employee Benefit Plan that the Agencies maintain, to which the Agencies contribute or have any obligation to contribute or with respect to which the Agencies have any Liability or potential Liability.

        (b)   Each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and all other applicable Laws.

        (c)   All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

        (d)   All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Agencies. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

        (e)   Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

        (f)    The Agencies do not maintain, does not contribute to, have no obligation to contribute to, and have no Liability or potential Liability with respect to, any Employee Pension Benefit Plan.

        (g)   The Agencies have delivered to the Acquiror correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan.

        (h)   With respect to each Employee Benefit Plan that either Agency and/or any ERISA Affiliate maintain, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability: (i) no such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event, and no Action by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened; (ii) there have been no Prohibited Transactions with respect to any such Employee Benefit Plan, and no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; (iii) no Action with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the best Knowledge of the Agencies and the Shareholders, threatened, and neither the Agencies nor the Shareholders have any Knowledge of any Basis for any such Action; and (iv) the Agencies have not incurred, and neither the Agencies nor the Shareholders have any reason to expect that the Agencies will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Section 4201of ERISA) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

        (i)    Neither the Agencies nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any Multiemployer Plan.

        (j)    The Agencies do not maintain, contribute to or have any obligation to contribute to, and does not have any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA).

        4.21    Guaranties.    Except as set forth in Section 4.21 of the Disclosure Schedule, the Agencies are not a guarantor or otherwise liable or responsible for any Liability of any other Person.

        4.22    Environmental, Health and Safety Matters.    To the Knowledge of the Agencies and the Shareholders:

          (a)   The Agencies and their predecessors and Affiliates have complied with all Environmental, Health and Safety Requirements, and no Action has been filed or commenced against any of them, or is threatened to be filed or commenced against any of them, alleging any failure so to comply. The Shareholders and the directors and officers (and employees with responsibility for environmental matters) of the Agencies have no reason to believe that any such Action may be brought or threatened against the Agencies.

          (b)   The Agencies have no Liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason, under any Environmental, Health and Safety Requirements.

          (c)   All properties and equipment used in the Business of the Agencies, and their predecessors' and Affiliates' businesses, have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and all Hazardous Materials, except to the extent permitted by applicable law.

          (d)   The Agencies have not transported, stored, treated or disposed of, nor allowed or arranged for any third person to transport, store, treat or dispose of, (i) any Hazardous Materials, or (ii) any other waste to or at any location designated for remedial action pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar Law assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment.

        4.23    Certain Business Relationships.    Neither the Shareholders nor any of the Shareholders' Affiliates have been involved in any business arrangement or relationship with the Agencies within the past twelve (12) months which has caused or resulted in increased gross revenues for the Agencies from the Business and which, if not continued subsequent to the Closing, will cause or result in decreased gross revenues for the Acquiror from the Business; and except as set forth on Section 4.23 of the Disclosure Schedule, neither the Shareholders nor any of the Shareholders' Affiliates own or lease any asset, tangible or intangible, which is used in the Business of the Agencies. Except as set forth on Section 4.23 of the Disclosure Schedule, neither the Agencies nor the Shareholders own or have any interest in a Person (other than the Agencies) conducting any business substantially similar to the Business.

        4.24    Permits.    The Agencies possess all Permits. Except as set forth on Section 4.24 of the Disclosure Schedule, Section 4.24 of the Disclosure Schedule sets forth all of the Permits and, for each Permit, accurately describes the expiration and/or renewal date thereof. Except as set forth on such Section 4.24, each Permit is freely assignable to the Acquiror, and consummation of the transactions contemplated hereby will not violate or render void or terminate any such Permit. The Agencies are not in violation of any of the Permits, and the Agencies have complied with all applicable covenants and conditions of each of the Permits. There is no Action, pending or threatened, concerning or relating to any of the Permits.

        4.25    Continuance of Business Relationships.    In the reasonable opinion of the Agencies and the Shareholders, the Agencies have good working relationships in accordance with past practices with all insurance carriers and other suppliers, policyholders (including those evidenced by the Expirations) and other customers, subcontractors, governmental regulators and other Persons with whom it conducts Business, and all such other Persons necessary or appropriate for the normal operation of the Business. To the Knowledge of the Agencies and the Shareholders, the consummation of the transactions contemplated hereby will not result in any injury to or disruption of any such relationships, and neither the Shareholders, nor the directors and officers of the Agencies, (i) have any Knowledge that the Acquiror will incur any costs or expenses in order to continue such relationships as they had been maintained with the Agencies prior to the Closing, or (ii) have any Knowledge that any of such Persons described above currently intend to terminate or materially alter such Business relationships after the

Closing, including, but not limited to, by failing or refusing to continue to allow the Acquiror, as successor to the Agencies, to market their insurance products and services, or by failing or refusing to renew their existing policies evidenced by the Expirations through the Agencies.

        4.26    Broker's Fees.    Except as set forth on Section 4.26 of the Disclosure Schedule, neither the Agencies nor the Shareholders have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Acquiror could become liable or obligated.

        4.27    Ownership and Assignability of Expirations.    The Agencies are the lawful owner of all of the Expirations, and all of such Expirations are free and clear of all Security Interests, including, but not limited to, financing arrangements (including receivables financing), except for the inchoate security interests of the insurance companies whose products Agencies sell, as set forth in Section 4.5 of the Disclosure Schedule. There are no outstanding rights of any kind to acquire from either the Agencies or the Shareholders, either separately or jointly, any interest whatsoever, whether current or future, in the Expirations, held by any Person other than the Acquiror. All Expirations are freely assignable by the Agencies, and consummation of the transactions contemplated hereby will not constitute or result in a breach, violation or default of any agreements relating to such Expirations, and such agreements and Expirations shall remain in full force and effect as if there had been no such consummation. The Agencies have from each of their employees signed agreements (copies of which are attached as Section 4.27 of the Disclosure Schedule) confirming the Agencies' exclusive ownership of all Expirations and limiting the ability of such employees to solicit business from the Agencies' customers.

        4.28    Disclosure.    None of the representations, warranties or other statements of the Agencies or the Shareholders in this Agreement (including without limitation this Article 4), the Disclosure Schedule, the Financial Statements, or any document delivered by them in accordance with the terms hereof, contain or will contain any materially untrue or misleading statement or omits or will omit any material fact necessary in order to make any such representation, warranty or statement, in light of the circumstances under which it is made, not misleading.

        4.29    Investment Intention.

        (a)   The Agencies and the Shareholders hereby acknowledge that the shares of Stock delivered hereunder will not be registered under the Securities Act, or any state securities act and the resale of such shares will therefore be subject to certain restrictions. The Agencies and the Shareholders further acknowledge that Acquiror's reliance upon exemptions under the Securities Act and under any state's blue sky laws is based upon the Agencies' and Shareholders' representations, warranties and agreements contained in this Agreement.

        (b)   The Agencies and, subsequent to the liquidation of the Agencies, each Shareholder is acquiring the Stock for their own account, with the intention of holding the Stock, with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Stock, except as permitted under the federal and state securities laws; and neither Agency nor any Shareholder shall make any sale, transfer or other disposition of the Stock without registration under the Securities Act and any applicable state securities laws or unless exemptions from registration are available under those acts.

        (c)   The Agencies and the Shareholders are familiar with the business in which Acquiror will be engaged, and based upon their knowledge and experience in financial and business matters, the Agencies and Shareholders are familiar with the investments of the sort which they are undertaking herein; the Agencies and Shareholders are fully aware of the problems and risks involved in making an investment of this type and are capable of evaluating the merits and risks of this transaction.

        (d)   The Agencies and Shareholders have been represented by counsel and advisers, each of whom has been previously selected by the Agencies and Shareholders, as the Agencies and Shareholders have found necessary to consult concerning this Agreement and the Stock to be issued pursuant to this Agreement. The Agencies and Shareholders and their advisers have been provided with such financial and other information concerning Acquiror as the Agencies and Shareholders and their advisers have deemed relevant with respect to the Agencies' and Shareholders' investment decisions relating to the Stock issued hereunder, and the Agencies and Shareholders and their advisers have had sufficient and adequate time to review such information prior to making any investment decision regarding the Stock.

        (e)   The shares of Stock to be received by the Agencies and Shareholders were not offered to the Agencies or Shareholders by means of publicly disseminated advertisements or sales literature, nor are the Agencies or Shareholders aware of any offers made to any other Persons by such means.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

        The Acquiror represents and warrants to the Agencies and the Shareholders that the statements contained in this Article 5 are correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article 5.

        5.1    Organization of the Acquiror.    The Acquiror is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia.

        5.2    Authorization of Transaction.    The Acquiror has full power and authority (including full corporate power and authority) to execute and deliver the Purchase Agreement and each of the agreements related thereto to which the Acquiror is a party, and to perform its obligations thereunder. Without limiting the generality of the foregoing, the Board of Directors of the Acquiror has duly authorized the execution, delivery and performance of the Purchase Agreement, and each of the agreements related thereto to which the Acquiror is a party, by the Acquiror. Without limiting the generality of the foregoing, the Board of Directors of Main Street Banks, Inc. ("Main Street Banks"), has duly authorized the issuance of Stock in the amounts set forth in paragraph 2.3 above pursuant to the terms and conditions of the Purchase Agreement, and each of the agreements related thereto to which the Acquiror is a party. The Purchase Agreement, and each of the agreements related thereto, to which the Acquiror is a party, constitutes the valid and legally binding obligation of the Acquiror, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by the exercise of judicial discretion in accordance with general equitable principles.

        5.3    Noncontravention.    Neither the execution and the delivery of the Purchase Agreement by the Acquiror, nor the consummation by the Acquiror of the transactions contemplated thereby, nor the issuance of Stock by Main Street Banks in the amount required by the Purchase Agreement, will (i) violate any Law, rule, injunction, judgment, order, decree, stipulation, ruling, charge or other restriction of any Government or court to which the Acquiror or Main Street Banks, is subject, or any provision of the charter or bylaws of the Acquiror or Main Street Banks, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, Permit, instrument or other arrangement to which the Acquiror or Main Street Banks is a party, or by which the Acquiror or Main Street Banks is bound or to which the assets of the Acquiror or Main Street Banks are subject. Except as otherwise described in this Agreement, the Acquiror and Main Street Banks do not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Government in order for the Parties to consummate the transactions contemplated by this Agreement.

        5.4    Brokers' Fees.    The Acquiror has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Agencies or the Shareholders could become liable or obligated.

ARTICLE 6. COVENANTS OF AGENCIES PRIOR TO CLOSING

        6.1    Access and Investigation.    Between the date of this Agreement and the Closing, Agencies will (a) afford Acquiror and its representatives and advisors reasonable access to Agencies' personnel, properties, contracts, books and records, and other documents and data, (b) furnish Acquiror and its representatives and advisors with copies of all such contracts, books and records, and other existing documents and data as Acquiror may reasonably request, and (c) furnish Acquiror and Acquiror's representatives and advisors with such additional financial, operating and other data and information as Acquiror may reasonably request.

        6.2    Operation of the Businesses of the Agencies.    Except as contemplated in the Agreement between the date of this Agreement and the Closing, each Agency will:

          (a)   conduct the business of such Agency in the same manner as conducted prior to the date of this Agreement, including but not limited to the payment of bonuses or other compensation to its employees (including Shareholders);

          (b)   use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with insurance companies, suppliers, customers, clients, insureds, landlords, creditors, employees, agents and others having business relationships with such Agency; and

          (c)   confer with Acquiror concerning the status of the business, operations and finances of such Agency.

        6.3    Approvals.    As promptly as practicable after the date of this Agreement, Agencies will make all filings required to be made by them in order to consummate the transactions contemplated in this Agreement. Between the date of this Agreement and the Closing, Agencies will reasonably cooperate with Acquiror with respect to all filings that Acquiror elects to make or is required to make in connection with the transactions contemplated in this Agreement.

        6.4    Notification.    Between the date of this Agreement and the Closing, each Agency will promptly notify Acquiror in writing if such Agency becomes aware of any fact or condition that causes or constitutes a breach of any of Agency's representations and warranties as of the date of this Agreement, or if such Agency become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Agency will promptly notify Acquiror of the occurrence of any breach of any covenant of Agencies in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

        6.5    No Negotiation.    Until such time, if any, as this Agreement is terminated pursuant to Article 11, the Agencies and Shareholders will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merit of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of any Agency, or any of the capital stock of either Agency, or any merger, consolidation, business combination, or similar transaction involving either Agency.

        6.6    Best Efforts.    Between the date of this Agreement and the Closing, Agencies and Shareholders will use their best efforts to cause the conditions in Articles 7 and 8 to be satisfied.

        6.7    Plan Termination.    Agencies and Shareholders will take all actions reasonably requested by Acquiror, both before and after the Closing, to avoid any accrual after the Closing Date of any benefits under any benefit plan or program of Agencies, including, without limitation, any liability relating to the termination of any plan.

        6.8    Corporate Status.    Neither Agency will revoke its election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code at any time prior to the Closing.

        6.9    Affiliates.    At least ten (10) days prior to the Closing, each Agency will deliver to Acquiror a written agreement signed by each Agency and each Shareholder providing that such person will not sell, pledge, transfer, or otherwise dispose of the Stock held by such person except as contemplated by such written agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the Stock to be received by such person upon consummation of the transaction except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations thereunder.

        6.10    Errors and Omissions Insurance.    On or before the Closing, the Agencies shall acquire and pay for, at their sole cost and expense, errors and omissions insurance coverage for a period of thirty-six (36) months after the Closing Date, with coverage limits and deductible no less favorable than those on the errors and omissions insurance coverage currently maintained by the Agencies.

ARTICLE 7. CONDITIONS PRECEDENT TO
ACQUIRORS' OBLIGATION TO CLOSE

        Acquiror's obligation to complete the purchase and the transactions contemplated in this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

        7.1    Accuracy of Representations.

        (a)   All of the Shareholders' and Agencies' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), (i) must have been accurate in all material respects as of the date of this Agreement; and (ii) must be accurate in all material respects as of the Closing as if made on the Closing, without giving effect to any supplements to the Disclosure Schedule. Shareholders and Agencies shall deliver to Acquiror one or more certificates reasonably required by Acquiror confirming the foregoing.

        (b)   Notwithstanding anything to the contrary in Sections 7.1(a), any changes to the Disclosure Schedule which result from actions taken by Agencies as required by the terms of this Agreement or arising in the Ordinary Course of Business and which are not materially adverse to the Agencies and their business shall not effect Acquiror's obligation to close.

        7.2    Agencies' Performance.    All of the covenants and obligations that Agencies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

        7.3    Consents.    Each of the consents identified in the Agencies Disclosure Schedule as being required to be obtained prior to Closing must have been obtained and must be in full force and effect.

        7.4    Additional Documents.    Each of the following documents must have been delivered by Agencies:

          (a)   from each Agency and each Shareholder, an executed Sale of Business Restrictive Covenants Agreement as contemplated in Article 12 below; and

          (b)   from Hatten and Hayes, executed Employment Agreements as contemplated in Section 8.8 below.

          (c)   from the HMH Partnership, an executed Lease Agreement as contemplated in Section 8.9 below.

          (d)   such other documents as Acquiror may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Article 7, or (ii) otherwise facilitating the consummation or performance of any of the contemplated transactions.

          (e)   from the Agencies' insurance carrier, proof of the errors and omissions coverage described in Section 6.10 above.

        7.5    No Proceedings.    Since the date of this Agreement, there must not have been commenced or threatened against Acquiror, or against any person affiliated with Acquiror, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the contemplated transactions.

        7.6    No Claim Regarding Stock Ownership or Sales Proceeds.    There must not have been made or threatened by any person any claim asserting that such person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in either Agencies.

        7.7    No Prohibition.    Neither the consummation nor the performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Acquiror or any Person affiliated with Acquiror to suffer any material adverse consequence under, (a) any applicable legal requirement or order, or (b) any legal requirement or order that has been published, introduced, or otherwise proposed by or before any governmental body.

        7.8    Consents.    Acquiror shall have received all consents from the Georgia Department of Banking and Finance, the Georgia Department of Insurance and any other governmental body which Acquiror reasonably deems appropriate to obtain by it to consummate the contemplated transactions.

ARTICLE 8. CONDITIONS PRECEDENT TO
AGENCIES' OBLIGATION TO CLOSE

        Agencies' and Shareholders' obligation to complete the sale and the transactions contemplated in this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Agencies and Shareholders, in whole or in part);

        8.1    Accuracy of Representations.    All of Acquiror's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing, without giving effect to any supplements to the Disclosure Schedule. Acquiror shall provide to Agencies and the Shareholders a certificate reasonably required by Agencies and the Shareholders confirming the foregoing.

        8.2    Acquiror's Performance.    All of the covenants and obligations that Acquiror is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

        8.3    Exchange Listing.    Prior to the Closing and to the extent required by rules of the National Association of Securities Dealers ("NASD"), Acquiror shall list on the Nasdaq National Market the shares of Stock to be issued pursuant to this Agreement, and Acquiror shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

        8.4    No Prohibition.    Neither the consummation nor the performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause any Agency or Shareholder to suffer materially adverse consequence under, (a) any applicable legal requirement or order, or (b) any legal requirement or order that has been published, introduced or otherwise proposed by or before any governmental body.

        8.5    Additional Documents.    Acquiror shall deliver such other documents as any Agency or Shareholder may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Article 8, or (ii) otherwise facilitating the consummation or performance of any of the contemplated transactions.

        8.6    Employment Agreements.    At the Closing, Hatten and Hayes shall each enter into an Employment Agreement in the form attached hereto as Exhibit C. Such provisions and covenants are included in the Employment Agreements as a condition of and as part of the consideration for the transactions contemplated in this Agreement.

        8.7    Lease Agreements.    At the Closing, Acquiror, as tenant, and the HMH Partnership, as landlord, shall enter into and deliver the Lease Agreement (the "Lease") in the form attached hereto as Exhibit D.

ARTICLE 9. CLOSING DELIVERIES

        9.1    Closing Deliveries by the Agencies and the Shareholders.    At the Closing, the Agencies and the Shareholders are delivering the following certificates, instruments and documents to the Acquiror:

          (a)   the documents contemplated in Article 7 above, including without limitation the certificate(s) described in Section 7.1(a);

          (b)   titles for all titled Acquired Assets (if any);

          (c)   bills of sale and/or such other documents necessary to transfer title for the non-titled Acquired Assets;

          (d)   a certified copy of the resolutions of the Board of Directors of the Agencies unanimously authorizing and approving the Purchase Agreement and the consummation of the transactions contemplated herein;

          (e)   a certificate of good standing issued by the Secretary of State of Georgia, and (unless waived by the Acquiror) certificates from the applicable Georgia Governments evidencing that the Agencies have paid all of their income, withholding, and unemployment Taxes as of a date prior to the Closing that is satisfactory to the Acquiror;

          (f)    copies of all consents and/or waivers (in substantially the form previously approved by the Acquiror's counsel) necessary for the consummation of the transactions contemplated hereunder and the other transactions contemplated hereby (unless waived by the Acquiror);

          (g)   unless waived by the Acquiror, UCC termination statements, vehicle lien releases and all other releases necessary in the Acquiror's opinion for the Agencies to deliver the Acquired Assets to the Acquiror free and clear of all Security Interests (other than the Assumed Liabilities), duly signed by all third parties claiming such Security Interests in such Acquired Assets; and

          (h)   a certificate executed on behalf of the Agencies by their Secretaries and Presidents certifying as to the incumbency of, and authenticating the signatures of, those officers of the Agencies executing the Purchase Agreement and the documents related thereto on behalf of the Agencies.

        9.2    Closing Deliveries by the Acquiror.    At the Closing, the Acquiror shall deliver the following certificates, instruments and documents to the Agencies and the Shareholders:

          (a)   the documents contemplated in Article 8 above, including without limitation the certificate(s) described in Section 8.1(a);

          (b)   a certified copy of the resolutions of the Board of Directors of the Acquiror unanimously authorizing and approving the Purchase Agreement and the consummation of the transactions contemplated by them;

          (c)   a certificate of existence issued by the Secretary of State of Georgia; and

          (d)   a certificate executed on behalf of the Acquiror by its Secretary and President certifying as to the incumbency of, and authenticating the signatures of, those representatives of the Acquiror executing the Purchase Agreement and the documents related thereto on behalf of the Acquiror.

          (e)   certificates evidencing or other documentation showing the Stock specified in paragraph 2.3 above has been issued to the Agencies.

ARTICLE 10. TAX RETURNS

        The Agencies and the Shareholders shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Agencies for all periods ending on or after the Closing Date. With respect to the Agencies, for tax periods ending on or prior to the Closing Date, to the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on Shareholders' Tax Returns.

ARTICLE 11. TERMINATION

        11.1    Termination Events.    This Agreement, may, by notice given prior to or at the Closing, be terminated:

          (a)   by either Acquiror or Agencies if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

          (b)   (i) by Acquiror if any of the conditions in Article 7 have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement) and Acquiror has not waived such condition on or before the Closing; or (ii) by Agencies, if any of the conditions in Section 8 have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Agencies to comply with their obligations under this Agreement) and Agencies have not waived such condition on or before the Closing Date;

          (c)   by mutual consent of Acquiror and Agencies; or

          (d)   by either Acquiror or Agencies if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 20043 or such later date as the parties may agree upon.

        11.2    Effect of Termination.    Each party's right of termination under Section 11 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11, all further obligations of the parties under this Agreement will terminate.

ARTICLE 12. SHAREHOLDER COVENANTS

        12.1    Noncompetition Agreements.    Contemporaneously herewith, each of the Agencies and the Shareholders shall enter into, execute and deliver to the Acquiror an agreement, substantially in the form of Exhibit E attached hereto (the "Noncompetition Agreements"), restricting each such Person's ability to compete with the Acquiror in the Business, and to solicit the customers (including policyholders), suppliers (including insurance carriers) and employees of the Business, the Agencies and/or the Acquiror (i) in the case of the Agencies and Moneyhan, for a period of five (5) years after the Closing Date and (b) in the case of Hayes and Hatten, for a period of two (2) years after the Closing Date; provided, however, that the validity and enforceability of the Noncompetition Agreements shall be contingent on the closing of the sale transaction contemplated by this Agreement.

        12.2    Use of Corporate Name.    The Shareholders acknowledge and agree that the goodwill associated with the names of the Agencies will be a valuable asset for the Acquiror, for which the Shareholders will receive a direct benefit hereunder. The Shareholders agree that they will not form a business engaged in the insurance brokerage industry which incorporates either or both names, and they will not provide services to a third party business engaged in the insurance brokerage industry which incorporates either or both names for the applicable time period specified in Section 12.1 above

ARTICLE 13. INDEMNIFICATION

        13.1    Survival Period.    All representations, warranties, agreements, covenants and obligations made or undertaken by the Agencies and the Shareholders in this Agreement are, whether specified as such or not, the joint and several representations, warranties, agreements, covenants and obligations of the Agencies and the Shareholders, are material, have been relied upon by the Acquiror, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any Party; and, as to the representations and warranties, shall terminate or expire on the second (2nd) anniversary of the Closing, provided that such representations and warranties shall not terminate or expire, but shall continue, during the pendency of any Action brought in respect of such representations and warranties prior to the termination or expiration of such two (2) year period. Notwithstanding the above, all representations and warranties made by the Agencies and the Shareholders in this Agreement that in any manner relate to (i) Tax matters, (ii) environmental matters, (iii) title matters, (iv) employee benefits matters and (v) Section 4.18 of this Agreement (collectively, the "Special Matters"), or any of the foregoing, shall terminate or expire only upon the termination or expiration of all applicable statutes of limitation. All representations, warranties, agreements, covenants and obligations made or undertaken by the Acquiror in this Agreement shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any Party; and, as to the representations and warranties, shall terminate or expire on the second (2nd) anniversary of the Closing, provided that such representations and warranties shall not terminate or expire, but shall continue, during the pendency of any Action brought in respect of such representations and warranties prior to the termination or expiration of such two (2) year period.

        13.2    Obligation of the Shareholders and the Agencies to Indemnify.    Subject to the limitations contained in this Article 13, the Shareholders and the Agencies shall, jointly and severally, defend, indemnify and hold the Acquiror and its shareholders, directors, officers, employees, counsel, agents, Affiliates and assigns (collectively, the "Acquiror Indemnitees"), harmless from and against any and all Losses asserted against, imposed upon or incurred by the Acquiror Indemnitees, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

          (a)   any inaccuracy in any representation or warranty made by the Agencies or the Shareholders in the Purchase Agreement, or in any agreement related thereto;

          (b)   any breach of any covenant or agreement made or to be performed by the Agencies or the Shareholders in or pursuant to the Purchase Agreement, or in or pursuant to any agreement related thereto;

          (c)   any violation or alleged violation of any Environmental, Health and Safety Requirements that affects the Acquired Assets or the Agencies' Business, or the presence of any Hazardous Materials on the Acquired Assets or any other assets of the Agencies, that occurred at any time prior to the Closing Date;

          (d)   the Parties' failure to comply with any of the bulk sales Laws and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by the Purchase Agreement, and any Action brought or levy made as a result thereof;

          (e)   all Taxes, if any, due from any Agency or Shareholder as a result of the consummation of the transactions contemplated by the Purchase Agreement, and all obligations of any Agency or Shareholder to pay Taxes, if any, arising out of or related to any Tax Audit set forth on Schedule 4.11 of the Disclosure Schedule, and all obligations to pay surplus lines Taxes with respect to any period prior to the Closing Date.

          (f)    all Shareholders payables, and all Tax Liabilities that may arise from time to time as a result of the forgiveness or reduction by the Shareholders of any of such Shareholders payables; and/or

          (g)   any Liability of the Agencies or the Shareholders of any nature whatsoever, except for the Assumed Liabilities.

        13.3    Obligation of the Acquiror to Indemnify.    Subject to the limitations contained in this Article 13, the Acquiror shall defend, indemnify and hold the Agencies and the Shareholders, and their respective directors, officers, employees, counsel, agents, Affiliates and assigns (collectively, the

"Agencies Indemnitees"), harmless from and against any and all Losses asserted against, imposed upon or incurred by the Agencies Indemnitees, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

          (a)   any inaccuracy in any representation or warranty made by the Acquiror in the Purchase Agreement, or in any agreement related thereto;

          (b)   any breach of any covenant or agreement made or to be performed by the Acquiror in or pursuant to the Purchase Agreement, or in or pursuant to any agreement related thereto;

          (c)   all Taxes, if any, due from Acquiror as a result of the consummation of the transactions contemplated by the Purchase Agreement; and/or

          (d)   any Assumed Liability.

        13.4    Matters Involving Third Parties.

        (a)   If any third party shall notify any Person that is entitled to seek indemnification pursuant to Sections 13.2 or 13.3 hereof (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a good faith claim for indemnification against any other Person (the "Indemnifying Party") under this Article 13, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

        (b)   The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given the Indemnifying Party notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the Third Party Claim and to fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

        (c)   So long as the Indemnifying Party is conducting the defense of the Third Party Claim: (i) the Indemnified Party may retain separate co counsel at its cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

        (d)   In the event any of the conditions in Section 13.4(b) above is or becomes unsatisfied: (i) the Indemnified Party shall give the Indemnifying Party written notice of this fact and thereafter shall have the sole right to defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) that accrue after the written notice referred to in (i) above has been given; and (iii) the Indemnifying Party will remain responsible for any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 13.

        13.5    Indemnification Payments.    An Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses (other than Losses resulting from a Third Party Claim) for which it is required to indemnify the Indemnified Party under this Article 13, within ten (10) days after its receipt of notice thereof from the Indemnified Party; and the full amount of any and all Losses resulting from a Third Party Claim for which it is required to indemnify the Indemnified Party under this Article 13, within ten (10) days after final settlement or adjudication thereof; and in each case, thereafter the amount of any such Losses shall bear interest at the rate of interest publicly announced in Atlanta, Georgia from time to time by SunTrust Bank of Atlanta as its prime rate, plus four percent (4%) per annum (the "Rate"). The Acquiror shall be entitled to offset from any and all payments otherwise due the Agencies or the Shareholders under the Purchase Agreements (including, but not limited to, the Purchase Price or any compensation under the Noncompetition Agreements), the full amount of any and all Losses for which the Agencies and/or the Shareholders are required to indemnify any Acquiror Indemnitee pursuant to Section 13.2 hereof, and the Acquiror shall not be liable for any amounts so offset. Notwithstanding the above, if any amount so offset by the Acquiror is later determined by a final nonappealable judgment in a court of competent jurisdiction not to have constituted Losses for which the Agencies or the Shareholders were required to indemnify any Acquiror Indemnitee pursuant to Section 13.2 hereof, then within ten (10) days after the date of such final judgment, the Acquiror shall reimburse the Agencies or the Shareholders, as appropriate, for (a) the amount wrongfully offset from the payments due to the Agencies or the Shareholders, as appropriate, with interest accruing on the wrongfully offset amount, from the date offset is made until the date such reimbursement is made, at the Rate, and (b) all reasonable attorneys' fees incurred by the Agencies and the Shareholders in seeking such reimbursement.

        13.6    Other Rights and Remedies Not Affected.    The indemnification rights of the Parties and other Persons under this Article 13 are independent of and in addition to such other rights and remedies that the Parties and such other Persons may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party hereto, including, without limitation, the right to offset or to seek specific performance, rescission or restitution, none of which rights or remedies shall be adversely affected or diminished hereby.

ARTICLE 14. MISCELLANEOUS

        14.1    Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be (i) delivered by hand, (ii) mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed, or (iii) sent by national overnight courier service to the Parties or their permitted assignees at the addresses set forth opposite the Parties' signatures hereto. All notices, requests, instructions or documents given to any Party in accordance with this Section 14.1 shall be deemed to have been given (1) on the date of receipt if delivered by hand or overnight courier service, or (2) on the date five (5) business days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed. Any Party may change its or his address specified for notices herein by designating a new address by notice in accordance with this Section 14.1.

        14.2    Entire Agreement.    All Exhibits and Schedules (including the Disclosure Schedule) referred to herein are intended to be, and hereby are, specifically incorporated into and made a part of this Agreement. This Agreement, the other Purchase Agreement and the agreements evidenced by the Exhibits constitute the entire agreement among the Parties relating to the subject matter hereof and thereof, and supersede all prior and contemporaneous negotiations, writings and agreements relating to the subject matter hereof and thereof.

        14.3    Confidentiality.    Each Party hereto agrees that for a period of five (5) years after the Closing Date, it shall not at any time divulge the existence and terms of the negotiations resulting in this

Agreement, or the terms and conditions of this Agreement, except to those of its attorneys, accountants, tax preparers and bankers who have a need to know such information, and except as agreed to by all other Parties hereto or as otherwise required by applicable federal, state or local statutes or pursuant to subpoena or court order.

        14.4    Bulk Sales Compliance.    The Parties hereby waive compliance by the Agencies with the provisions of the bulk sales or bulk transfer Laws of the State of Georgia and of any other state, subject to the indemnification provisions in Section 5.2 hereof.

        14.5    Modifications, Amendments and Waivers.    The Parties may, by mutual written agreement and in no other manner, modify or amend the terms of this Agreement. The failure or delay of any Party at any time or times to require the performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or of the breach of any term, agreement or covenant of, or of the inaccuracy of any representation or warranty in, this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

        14.6    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties, and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties, except that the Acquiror may assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates, or to any of its lenders as collateral security.

        14.7    Governing Law.    This Agreement shall be controlled, construed and enforced in accordance with the substantive Laws of the State of Georgia, without regard to any Laws related to choice or conflicts of laws.

        14.8    Severability.    Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be adversely affected or impaired thereby. The Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

        14.9    Attorneys' Fees and Expenses.    In any Action arising out of, under or in connection with this Agreement in which one Party prevails over another Party, the reasonable attorneys' fees and expenses incurred by the prevailing Party in connection with such Action shall be paid for or reimbursed by the opposing Party or Parties in such Action.

        14.10    No Benefit to Others.    The representation, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and, in the case of Article 13 hereof, the other Indemnified Parties, and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

        14.11    Construction.    Nothing in any Schedule (including the Disclosure Schedule) attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant facts in detail (and in terms of Liabilities, quantifies the amount thereof with specificity). Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty has to do with the existence of the document or other item itself. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

        14.12    Expenses.    Except as otherwise provided herein, each of the Parties will bear such Party's own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        14.13    Further Assurances.    From time to time, at any Party's request and without further consideration (unless the requesting Party is entitled to indemnity therefore as provided herein), the other Parties will execute and deliver to the requesting Party such documents and take such other actions as such Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

        IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

(signatures on following page)

SHAREHOLDERS:
Address:	1080 Kimbrough Hill Drive Greensboro, Georgia 30042	By:	/s/ CHARLES N. MONEYHAN
		Printed Name:	Charles N. Moneyhan
Address:	1573 Highway 213 Covington, Georgia 30014	By:	/s/ R. DEAN HAYES
		Printed Name:	R. Dean Hayes
Address:	536 Thomaston Street Barnesville, Georgia 30204	By:	/s/ JANETTE M. HATTEN
		Printed Name:	Janette M. Hatten
BANKS, MONEYHAN INSURANCE AGENCY, INC.
Address:	3205 Salem Road Conyers, Georgia 30013	By:	/s/ CHARLES N. MONEYHAN
		Title:	President
MONEYHAN INSURANCE AGENCY, INC.
Address:	3205 Salem Road Conyers, Georgia 30013	By:	/s/ CHARLES N. MONEYHAN
		Title:	President
MAIN STREET INSURANCE SERVICES, INC.
Address:	216 South Broad Street Monroe, Georgia 30655	By:	/s/ HUGH B. WILLIAMSON
		Title:	CEO

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  Exhibit 4.1
ASSET PURCHASE AGREEMENT
ARTICLE 1. KEY DEFINITIONS
ARTICLE 2. BASIC TRANSACTION
ARTICLE 3. EARN-OUT PROVISIONS
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE AGENCIES AND THE SHAREHOLDERS
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
ARTICLE 6. COVENANTS OF AGENCIES PRIOR TO CLOSING
ARTICLE 7. CONDITIONS PRECEDENT TO ACQUIRORS' OBLIGATION TO CLOSE
ARTICLE 8. CONDITIONS PRECEDENT TO AGENCIES' OBLIGATION TO CLOSE
ARTICLE 9. CLOSING DELIVERIES
ARTICLE 10. TAX RETURNS
ARTICLE 11. TERMINATION
ARTICLE 12. SHAREHOLDER COVENANTS
ARTICLE 13. INDEMNIFICATION
ARTICLE 14. MISCELLANEOUS